 Exhibit 11.1

Consent of Independent Public Accounting Firm

We consent to the inclusion of our Independent Auditor’s Report dated April 29, 2022 with respect to the financial statements of Virtuoso Surgical, Inc. as of and for the years ended December 31, 2021 and 2020 and to the reference of our firm as experts in accounting and auditing in the Company’s Regulation A Offering Statement under the Securities Act of 1933, as amended, on Form 1-A.

/s/ Blankenship CPA Group, PLLC

Blankenship CPA Group, PLLC

Nashville, Tennessee

September 6, 2022

Brentwood • Dickson • Goodlettsville
Mt. Juliet • Murfreesboro • Nashville	www.bcpas.com